UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 18, 2006

CenturyTel, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	1-7784	72-0651161
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

100 CenturyTel Drive, Monroe, Louisiana 71203
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (318) 388-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On December 17, 2006, we entered into a stock purchase agreement with Madison River Communications Corp. (“MRCC”) and its owner, Madison River Telephone Company, LLC. Under this agreement, we agreed to purchase all of the capital stock of MRCC in exchange for $830 million cash less MRCC’s net indebtedness on the transaction’s closing date (which was approximately $494 million at September 30, 2006), subject to adjustment at closing for changes in MRCC’s working capital between September 30, 2006 and closing.

Consummation of the transaction is subject to (i) the receipt of various governmental approvals, including approvals from the Federal Communications Commission and the public utility commissions of Alabama, Georgia, Illinois, North Carolina, Florida and Louisiana, (ii) compliance with the notification and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and (iii) various other customary closing conditions. We currently expect the transaction to be completed in the second quarter of 2007.

The parties to the stock purchase agreement have made customary representations, warranties and covenants, including commitments of MRCC and its owner not to solicit or pursue alternative transactions and provisions that permit the parties to terminate the agreement under certain limited circumstances.

For additional information, see Item 8.01 below and the exhibits referred to therein.

Item 8.01	Other Events

On December 18, 2006, (i) we announced that we had entered into the stock purchase agreement described above by press release, a copy of which is attached hereto as Exhibit 99.1, and (ii) we made a presentation to investors and analysts using materials posted to our website on such date, copies of which are attached hereto as Exhibit 99.2. Exhibits 99.1 and 99.2 are both incorporated by reference herein in their entirety, including various cautionary statements that modify our forward-looking statements made or incorporated herein.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

99.1	Press release announcing entry into definitive stock purchase agreement to acquire Madison River Communications Corp.

99.2	Presentation to investors and analysts regarding above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURYTEL, INC.

Dated: December 20, 2006	By: /s/ Neil A. Sweasy
Neil A. Sweasy
Vice President and Controller